                                SCHEDULE 14A
                               (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:

    [ ]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                TENERA, Inc.
              ------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


    ---------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

    [X]  No fee required.
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

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    (1)  Title of each class of securities to which transaction applies:

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    (2)  Aggregate number of securities to which transactions applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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

    [ ]  Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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    (1)  Amount Previously Paid:

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    (2)  Form, Schedule, or Registration Statement No.:

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    (3)  Filing Party:

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    (4)  Date Filed:

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

                             [TENERA, INC. LOGO]

                                TENERA, INC.
                     ONE MARKET, SPEAR TOWER, SUITE 1850
                        SAN FRANCISCO, CA  94105-1018


                      _________________________________



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JUNE 30, 1997


                      _________________________________



TO OUR SHAREHOLDERS

   You are cordially invited to the Annual Meeting of Shareholders of TENERA, Inc. (the "Company") which will be held at 1:30 p.m. (local time) on Monday, June 30, 1997, at the One Market building, Spear Tower, Fourth Floor, at One Market Street, San Francisco, California 94105-1018, for the following purposes as described in the accompanying Proxy Statement:

   1.   To elect three (3) directors to the Board of Directors

   2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1997

   3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Shareholders of record at the close of business on May 30, 1997, are entitled to notice of, and to vote at the meeting or any adjournments thereof.

   Your vote is important to the Company. Please complete, sign, date, and return the enclosed proxy card in the enclosed, postage-paid envelope. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

                             Sincerely,


                              /s/ MICHAEL D. THOMAS
                             --------------------------------
                             Michael D. Thomas
                             Chairman of the Board and
                             Chief Executive Officer

May 30, 1997

                                                     Mailed to shareholders on
                                                         or about June 6, 1997

                                TENERA, INC.

                               PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company, for use at the 1997 Annual Meeting of Shareholders ("Annual Meeting") to be held at 1:30 p.m. (local time) on Monday, June 30, 1997, at the One Market building, Spear Tower, Fourth Floor, at One Market Street, San Francisco, California 94105-1018. The Company's principal executive offices are located at One Market, Spear Tower, Suite 1850, San Francisco, California 94105-1018.

   TENERA, Inc. ("TENERA" or the "Company"), a Delaware corporation, was formed in connection with the conversion of TENERA, L.P. (the predecessor of the Company, the "Predecessor Partnership") into corporate form (the "Merger" or "Conversion"), completed on June 30, 1995. Pursuant to the Merger, the Company succeeded to the business, assets, and liabilities of the Predecessor Partnership. Therefore, the Company and the Predecessor Partnership are sometimes collectively referred to herein as TENERA or the Company.

   Each shareholder of record of Common Stock of the Company ("Common Stock") on May 30, 1997 ("Record Date"), is entitled to vote at the Annual Meeting and will have one vote for each share of Common Stock held at the close of business on the Record Date. A majority of the shares entitled to vote will constitute a quorum. On May 30, 1997, there were 10,123,153 shares of Common Stock outstanding.

   If you are unable to attend the Annual Meeting, you may vote by proxy. The proxies will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this proxy statement. The proxy card gives authority to the proxies to vote your shares at their discretion on any other matter presented at the Annual Meeting.

   You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and voting in person at the meeting. Under applicable state law and the bylaws of the Company, a quorum is required for the matters to be acted upon at the Annual Meeting. A quorum is defined as a majority of the shares entitled to vote, represented in person or by proxy, at the meeting. To pass, each matter submitted to a vote, except the election of directors, must be approved by a majority of the shares represented and voting in person or by proxy at the meeting. Shares represented by proxies which are marked abstain or to deny discretionary authority on any matter will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be counted as shares present and entitled to vote, which will have the same effect as a vote against any matter other than election of directors. Proxies relating to "street name" shares which are not voted by brokers on one or more matters, will not be treated as shares present for purposes of determining the presence of a quorum, unless they are voted by the broker on at least one matter. Such non-voted shares will not be treated as shares represented at this meeting as to any matter for which non-vote is indicated on the brokers' proxy. Director nominees must receive a plurality of the votes cast at the meeting, which means that a vote withheld will not affect the outcome of the election.

   The Company will bear the cost of preparing, handling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to shareholders, and the actual expense incurred by brokerage houses, fiduciaries, and custodians in forwarding such materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made by the use of the mails and may also be made through direct communication with certain shareholders or their representatives by officers, directors, or employees of the Company who will receive no additional compensation therefor.

                     PROPOSAL 1:  ELECTION OF DIRECTORS

   At the Annual Meeting, one (1) Class I director and two (2) Class II directors of the Company are to be elected to serve until the annual meeting in 1999 and 2000, respectively, and until their respective successors are elected or appointed. The authorized number of directors of the Company has been fixed at seven (7) by the Board of Directors. The Board of Directors is divided into three classes: Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient obtained by dividing the authorized number of directors by three. Directors of each class serve for three years, which terms do not coincide.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the three (3) nominees of the Board of Directors named below. The Board of Directors has nominated Robert C. McKay to serve a two-year term ending in 1999, and Thomas S. Loo and Barry L. Williams to serve for the three-year terms ending in 2000. Messrs. Loo and Williams currently serve as Class II directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them FOR the remaining nominees and such proxies may be voted for the election of a substitute nominee recommended by the Board of Directors.

   MANAGEMENT RECOMMENDS THAT SHAREHOLDERS VOTE TO ELECT MESSRS. MCKAY, LOO, AND WILLIAMS AS DIRECTORS OF THE COMPANY.

   The current and continuing directors and nominees of the Company are:

_____________________________________________________________________________________

                                                          Director            Term
        Name            Age             Title              Since     Class   Expires
_____________________________________________________________________________________
Michael D. Thomas ..... 49    Chairman of the Board and     1991      I       1999
                              Chief Executive Officer
William A. Hasler ..... 55    Director                      1992      I       1999
Robert C. McKay, Jr. .. 45    Senior Vice President           --      I       1999
Thomas S. Loo ......... 53    Director                      1997      II      1997
Barry L. Williams ..... 52    Director                      1993      II      1997
Jeffrey R. Hazarian ... 41    Director, Chief Financial     1996      III     1998
                              Officer, Vice President
                              of Finance, and Corporate
                              Secretary
George L. Turin ....... 67    Director                      1995      III     1998
_____________________________________________________________________________________


   Except as set forth below, each of the three director nominees and each of the other four current directors, has been engaged in the principal occupation described below. There are no family relationships among any of the executive officers or directors of the Company.

      Michael D. Thomas, 49, has served as Chairman of the Board of the Company since his election in August 1991, and was named its Chief Executive Officer in September 1994. He was President of Teknekron Corporation from 1991 until December 31, 1994, and was Vice President of Marketing and Corporate Business Development for Teknekron Corporation from 1989 to 1991.

      William A. Hasler, 55, has served as a Director of the Company since his election in March 1992. Mr. Hasler is dean of the Walter A. Haas School of Business at the University of California, Berkeley.

   Prior to his appointment as dean in 1991, Mr. Hasler was Vice Chairman of Management Consulting for KPMG Peat Marwick from 1986 to 1991. Mr. Hasler is also a director of The Gap, Inc., Aphton Corporation, Walker Systems, and TCSI Corporation.

      Jeffrey R. Hazarian, 41, has served as a Director of the Company since his election in October 1996, and was named its Chief Financial Officer, Vice President of Finance, and Corporate Secretary in 1992. Previously, Mr. Hazarian held the position of Vice President, Planning and Analysis of the Company from 1990 to 1992.

      Thomas S. Loo, Esq., 53, was elected as a Director of the Company in February 1997. He previously served as a Director of the Predecessor Partnership from August 1987 to September 1993. Mr. Loo has been a partner, since 1986, of Bryan Cave LLP, general counsel to the Company. Mr. Loo has also served as a director of Teknekron Corporation since March 1989.

      Robert C. McKay, 45, was appointed Chief Operating Officer of the Company in April 1997 and was elected Senior Vice President of the Company in December 1992. Previously, Mr. McKay was a Vice President of the Company from 1991 to 1992, and a senior technical manager of the Company from 1990 to 1991. Formerly, Mr. McKay was Manager, Management Systems for the Tennessee Valley Authority from 1988 to 1990.

      George L. Turin, Sc.D., 67, has served as a Director of the Company since his election in March 1995. Previously, Mr. Turin served as a Professor of Electrical Engineering and Computer Science at the University of California at Berkeley from 1960 to 1990. Mr. Turin also served as Vice President, Technology for Teknekron Corporation from 1988 to 1994.

      Barry L. Williams, J.D., 52, has served as a Director of the Company since his election in September 1993. Mr. Williams has been President of Williams Pacific Venture, Inc., a venture capital consulting company, since 1987. From 1988 until its sale in 1992, Mr. Williams was also President of C.N. Flagg Power, Inc., a company that provides construction services primarily to the electric utility industry. Mr. Williams is also a director of American President Companies, PG&E, and Simpson Manufacturing Co., Inc.

BOARD MEETINGS, COMMITTEES, AND DIRECTOR COMPENSATION

   The Board of Directors held nine (9) meetings during 1996. No Board member attended fewer than 75% of the meetings of the Board of Directors and of the Committees of the Board on which such director served.

   Among the standing committees of the Board of Directors of the Company are the Compensation Committee, the Audit Committee, and the Nominating Committee.

   The Board of Directors has a Compensation Committee, currently composed of three members, William A. Hasler and Barry L. Williams, and since February 1997, Thomas S. Loo. The Compensation Committee of the Board of Directors, composed entirely of non-employee directors, is responsible for establishing and reviewing annually, the compensation levels of executive officers of the Company and reviewing recommendations made by Company management concerning salaries and incentive compensation for employees of the Company. The Compensation Committee also serves as the administrative committee of the Company's 1992 Stock Option Plan. The Compensation Committee met two (2) times during 1996.

   The Board of Directors has an Audit Committee, currently composed of four members, William A. Hasler, Jeffrey R. Hazarian, Barry L. Williams, and since February 1997, Thomas S. Loo. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors and recommends the appointment of independent auditors to the Board of Directors. (See Proposal 2.) The Audit Committee met five (5) times during 1996.

   The Board of Directors has a Nominating Committee, currently composed of two members, George L. Turin, and since February 1997, Thomas S. Loo. The Nominating Committee is responsible for nominating new directors to the Board. The Nominating Committee met one (1) time during 1996.

   Except as described below, the directors of the Company are paid no compensation by the Company for their services as directors. Thomas S. Loo, William A. Hasler, George L. Turin, and Barry L. Williams, as non-employee directors, are paid a retainer of $1,000 per month. These non-employee directors are also paid a fee of $1,000 for each meeting of the Board and any Board Committee which they attend. The 1993 Outside Directors Compensation and Stock Option Plan, which was approved by the Board effective March 1, 1994, provides for the annual issuance of options for non-employee directors. During 1994, 10,000 stock options were issued to each of Messrs. Hasler and Williams. During 1996 and 1995, 12,500 and 15,000 stock options, respectively, were issued to each of Ms. Cheng (resigned in February 1997) and Messrs. Hasler, Turin, and Williams. The options expire ten (10) years after the date of grant, vest one (1) year after the date of grant, and have an exercise price equal to the fair market value of the shares of Common Stock on the date of grant. Upon exercise of the options, a director may not sell or otherwise transfer more than 50% of the shares until six (6) months after the date on which the director ceases to be a director of the Company.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS

   The following table sets forth information as of April 30, 1997, concerning ownership of Common Stock by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and named executive officers as a group, and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws if applicable.

________________________________________________________________________________________

                                                              Amount and Nature of
                                                              Beneficial Ownership
                                                          ----------------------------
                         Name                                Number        Percent (1)
________________________________________________________________________________________
DIRECTORS AND NAMED EXECUTIVE OFFICERS
William A. Hasler .....................................     57,500 (2)       *
Jeffrey R. Hazarian ...................................     52,186 (3)       *
Thomas S. Loo .........................................          0           0
Robert C. McKay, Jr. ..................................     97,539 (3)       1.0%
Michael D. Thomas .....................................    116,400 (3)       1.1%
George L. Turin .......................................     73,004 (2)       *
Joe C. Turnage ........................................     85,737 (3)       *
Barry L. Williams .....................................     37,500 (2)       *
                                                        ----------------  ------------
All directors and named executive officers as a
group (eight persons) .................................    519,866 (2)(3)    5.1%
PRINCIPAL SHAREHOLDERS OTHER THAN DIRECTORS AND
EXECUTIVE OFFICERS
Harvey E. Wagner ......................................  3,708,658 (4)      36.6%
P.O. Box 7463
Incline Village, NV  89450

Dr. Michael John Keaton Trust .........................  1,106,887 (5)      10.9%
P.O. Box 400
Orinda, CA  94563-0400
________________________________________________________________________________________

(1)  Asterisks represent less than 1% ownership.
(2)  Includes options under the Company's 1993 Outside Directors Compensation and Stock
     Option Plan which are exercisable on April 30, 1997, or within 60 days thereafter.
(3)  Includes options under the Company's 1992 Stock Option Plan which are exercisable on April 30, 1997, or within 60 days thereafter.
(4)  Such shares are held of record by Incline Village Investment Group Limited
     Partnership ("Incline Village, LP"), a Georgia limited partnership, of which
     Leslie Kipus Wagner is the sole general partner. Leslie Kipus Wagner is the spouse of Harvey E. Wagner. Such shares were contributed in 1996 to the Incline Village,
     LP by Harvey E. Wagner in exchange for a 99% limited partnership interest. An additional 37,462 shares, as to which Mr. Wagner disclaims beneficial ownership, were contributed to the Incline Village, LP by Leslie Kipus Wagner, in exchange for a 1% general partner interest. Subsequently, Mr. Wagner transferred approximately one-half of his limited partnership interest in equal shares to three trusts (the "Trusts"), whose beneficiaries are the children of Mr. Wagner.
     Mr. Loo, a director of the Company and Ms. Wagner or the adult beneficiaries of the Trusts, are the trustees of the Trusts. Mr. Wagner disclaims beneficial ownership of the beneficial interests represented by the limited partnership interest held by the Trusts. The Incline Village, LP has sole voting and investment power with respect to all such shares.
(5)  Mr. Keaton has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to community property laws where applicable.

   Beneficial ownership as shown in the tables above has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain securities may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, securities are deemed to be beneficially owned by a person if the person has the right to acquire the securities (for example, upon exercise of an option or the conversion of a debenture) within 60 days of the date as of which the information is provided; in computing the percentage of ownership of any person, the amount of securities outstanding is deemed to include the amount of securities beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the preceding tables does not necessarily reflect the person's actual voting power at any particular date.

EXECUTIVE OFFICERS

   The names, ages, and principal occupations (if not set out previously) of the current executive officers of the Company are as follows:

_____________________________________________________________________________________

         Name           Age                         Position
_____________________________________________________________________________________
Michael D. Thomas* ....  49   Chief Executive Officer
Raymond A. Allen III ..  37   Vice President
Jeffrey R. Hazarian* ..  41   Chief Financial Officer, Vice President of Finance,
                              and Corporate Secretary
Robert C. McKay, Jr. ..  45   Chief Operating Officer and Senior Vice President
Joe C. Turnage ........  51   Senior Vice President
Kenneth S. Voss .......  46   Vice President
_____________________________________________________________________________________
 *  Director of the Company.

      Raymond A. Allen III, 37, has served as Vice President of the Company since his arrival at the Company in July 1996. Previously, Mr. Allen was Vice President of Commercial Operations for ABB Environmental Services, Inc. and was employed by ABB in various positions since 1984.

      Joe C. Turnage, Ph.D., 51, has served as Senior Vice President of the Company since his arrival at the Company in 1988.

      Kenneth S. Voss, 46, has served as Vice President of Business Development since his arrival at the Company in June 1996. Previously, Mr. Voss was Vice President of Sales and Service at Software Professionals, Inc. from 1992 to 1996, and General Manager for SHL Systemhouse, Inc. from 1981 to 1992.

EXECUTIVE COMPENSATION

   The following tables set forth certain information covering compensation paid by TENERA to the Chief Executive Officer ("CEO") and each of the Company's other executive officers, other than the CEO, whose total annual salary and bonus exceeded $100,000 (the "named executive officers") for services to TENERA in all their capacities during the fiscal years ended December 31, 1996, 1995, and 1994.

                                       SUMMARY COMPENSATION TABLE
________________________________________________________________________________________________________

                                                            Long-Term Compensation
                                                           ------------------------
                                    Annual Compensation      Awards       Payouts
                                   ---------------------   ----------   -----------
                                                           Securities
                                                           Underlying
         Name and                                           Options/       LTIP          All Other
    Principal Position      Year    Salary       Bonus      SARs (1)    Payouts (2)   Compensation (3)
________________________________________________________________________________________________________
Michael D. Thomas (4) ....  1996   $ 220,915   $      --      55,000    $      --       $   8,602
Chief Executive Officer     1995   $ 214,000          --      25,000           --       $   8,602
                            1994          --          --     100,000           --              --

Joe C. Turnage ...........  1996     169,295          --      45,000           --         105,054 (5)
Senior Vice President       1995     170,000          --      20,000       55,750           8,703
                            1994     158,100          --      35,000       55,751           8,452

Robert C. McKay, Jr. .....  1996     145,390          --      28,000           --           9,000
Chief Operating Officer     1995     169,030          --      20,000           --           9,000
                            1994     135,000          --      70,000           --           3,531

Jeffrey R. Hazarian ......  1996     142,500          --      27,000           --           8,058
Chief Financial Officer     1995     142,192          --      13,000           --           8,058
                            1994     126,046          --      20,000           --           7,563
________________________________________________________________________________________________________

(1)  Reflects the number of options granted under the 1992 Stock Option Plan; no SARs have been issued.
(2)  These amounts reflect forgiveness of certain indebtedness pursuant to notes executed by the individual in payment for partnership units acquired pursuant to the Entrepreneurial Equity
     Incentive Plan ("EEIP"). The EEIP was discontinued in March 1992.
(3)  These amounts represent the amounts accrued for the Company's Profit Sharing/401(k) Plan for 1996,
     1995, and 1994, respectively, and allocated to the named executive officers.
(4)  Mr. Thomas was President of Teknekron Corporation until December 31, 1994. He assumed the position of Chief Executive Officer of the Company in September 1994, for which he received no compensation.
(5)  This amount includes forgiveness of interest from the repricing of indebtedness to the Company incurred in connection with the purchase of company stock ($96,351) (see "Certain Relationships and Related Transactions").

COMPENSATION COMMITTEE REPORT

   The Compensation Committee of the Board of Directors ("Committee") is made up of only outside directors and oversees the Company's executive compensation programs. The Committee oversees all elements of executive compensation including base compensation, annual incentive bonuses, and long-term incentives such as the Company's 1992 Stock Option Plan. The Committee consults periodically with outside compensation and benefit consultants and the Company's executive management regarding overall plan design and competitively-based, as well as performance-based, individual targets and awards. Annually, the Committee makes recommendations to the Board of Directors for approval, but has the discretion to make mid-year recommendations. In 1994, the Committee enlisted the assistance of compensation and benefit consultants to review and make recommendations on overall compensation philosophy and policy, as well as to make recommendations on specific programs. Based on the consultant's recommendations, the Committee recommended, and the Board of Directors adopted, an updated, competitively-based and performance-oriented Executive Compensation Program for 1995. The Committee continued this program during 1996.

   Executive Compensation Philosophy. TENERA's overall executive compensation philosophy is as follows:

   - Attract, motivate, and retain executives of exceptional ability and potential, who are critical to both the short-term and long-term success of the Company

   - Reinforce strategic performance objectives through the use of annual and long-term incentive compensation programs

   - Create a mutuality of interest between executives and shareholders through compensation structures that share the rewards and risks of strategic decision-making

   - Provide executives with the opportunity to hold substantial stock options in TENERA, to more closely align executives' interests with those of the shareholders.

   Base Compensation. The Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. Salary determination is based on a combination of factors including evaluation of compensation for executive positions within similar size and like companies and the individual's past performance against established annual goal attainment.

   Annual Incentive Bonus Plans. The annual bonus program for executives and top performing nonexecutives was established to promote teamwork and cooperation, and the attainment of defined performance objectives. The target bonus (from 25% to 40% of salary for executives) is linked to job grade, corporate plan, and individual performance. Incentives are designed to reward the achievement of significant, agreed-upon expectations, that contribute to the achievement of key, company-wide business goals such as increased profitability, improvement in contracted backlog, and improved margins. The primary measure of bonus eligibility for each employee will be their level of performance as measured against the mutually agreed upon performance expectations for each year after company-wide performance has exceeded plan.

   Long-Term Incentive Compensation. Executives and top performing nonexecutives are eligible for stock option awards under the Company's 1992 Stock Option Plan. It is the Committee's philosophy that executive ownership of substantial levels of stock options further aligns the executive's interests with those of the shareholders.

   The Committee, based on consultation with outside compensation consultants, sets the target range of options to be granted to each individual executive based primarily on job grades. The actual number of options granted are based on performance against established annual corporate and individual goals. In evaluating the performance of executives other than the Chief Executive Officer, the Committee consults with the Chief Executive Officer and others in management, as applicable. In evaluating the performance of the Chief Executive Officer, the Committee consults with the Board of Directors. Executive performance for each fiscal year is reviewed and evaluated by the Committee following the end of such fiscal year. In an effort to attract and retain highly qualified executives and other employees, stock options may also be granted by the Committee to newly-hired executives and other employees as an inducement to accept employment with the Company.

   1996 Compensation for the Chief Executive Officer. Beginning January 1, 1995, Mr. Thomas was paid a base salary of $214,000, based upon competitive compensation market information for chief executives of similar companies provided by outside compensation consultants. Effective February 1, 1996, Mr. Thomas' base salary was increased by 4% to $223,000, which percentage increase was consistent with annual increases received by other chief executives of similar companies.

   The 1996 annual bonus plan provided for the payment of bonuses to executives only after business plan objectives are exceeded. No executive bonuses were paid for 1996 performance because the business plan objectives were not met.

   In early 1996, the Committee undertook an evaluation of the performance of the Chief Executive Officer in 1995 and granted an option for 55,000 shares of Common Stock on February 1, 1996, at the then fair market value. Among the 1995 achievements considered by the Committee were, meeting the planned operating results for 1995, establishing a new business group and the recruiting of over 100 people at the Rocky Flats Environmental Technology Site in Colorado, shifting the strategic focus toward the development of more application software products, and implementation of the Conversion.

   1996 Compensation for Other Executives. The salary and annual and long-term incentives for the other executives were based upon competitive compensation information provided by outside compensation consultants, and the establishment and attainment of annual goals, as well as contributions made by these individuals in helping the Company achieve its annual and long-term goals, such as the implementation of the Conversion, continued cost control attainment, the completion of the Company's "rightsizing" activities, and meeting planned operating results for 1995.



                                         Compensation Committee

                                         Barry L. Williams, Chairman
                                         William A. Hasler
                                         Thomas S. Loo

   The following table sets forth certain information concerning options/SARs granted during 1996 to the named executive officers:

                                          OPTIONS/SAR GRANTS IN 1996
_______________________________________________________________________________________________________________

                                                                                   Potential Realizable Value
                                                                                   at Assumed Annual Rates of
                                                                                    Stock Price Appreciation
                                             Individual Grants                        for Option Term (1)
                            ----------------------------------------------------   --------------------------
                            Number of     % of Total
                            Securities     Options/
                            Underlying       SARs
                             Options/     Granted to    Exercise or
                               SARs      Employees in   Base Price    Expiration
         Name                Granted     Fiscal Year     ($/Share)       Date          5%             10%
_______________________________________________________________________________________________________________
Michael D. Thomas ........    55,000         14.05       $  1.00       2/1/2002      $ 18,700       $ 42,400
Joe C. Turnage .............  45,000         11.49          1.00       2/1/2002        15,300         34,700
Robert C. McKay, Jr. .....    28,000          7.20          1.00       2/1/2002         9,500         21,600
Jeffrey R. Hazarian ........  27,000          6.90          1.00       2/1/2002         9,200         20,800
_______________________________________________________________________________________________________________

(1)  Amounts reflect arbitrary rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be given that the amounts reflected in these columns will be achieved.

OTHER COMPENSATION ARRANGEMENTS

   Joe C. Turnage, Senior Vice President, executed an employment agreement upon joining the Company in 1988. The employment agreement provided for purchases of limited partnership units of the Predecessor Partnership by Mr. Turnage at the fair market value upon the date of issuance, dependent upon meeting various objectives set forth in the agreement. Pursuant to the Agreement and the EEIP, Mr. Turnage purchased an aggregate of 289,371 limited partnership units, the purchase price of which was payable by notes, which notes were to be forgiven over specified periods, provided Mr. Turnage remained in the employ of the Company. In late 1991, the terms of the EEIP awards made to Mr. Turnage and others with similar arrangements, were modified and the period over which the remaining balance of the notes was extended and the conditions for future forgiveness modified. In 1996, these notes were repriced to the then current fair market value of the stock held as security, resulting in a special item charge (see "Certain Relationships and Related Transactions"). The amount of indebtedness forgiven is included in the Summary Compensation Table under the captions "LTIP Payouts." Mr. Turnage's employment may be terminated at any time by the Company under the terms of the employment agreement.

The 1992 Stock Option Plan provides that options may become exercisable over such periods as provided in the agreement evidencing the option award. Options granted to date, including options granted to executive officers and set forth in the above tables, generally call for vesting over a four-year period. The 1992 Stock Option Plan provides that a change in control of the Company will result in immediate vesting of all options granted and not previously vested.

PERFORMANCE GRAPH

   The Comparison Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed under such Acts.

   The graph compares the cumulative, five-year total return on the Company's Common Stock with the Standard & Poor's Small Cap 600 Index and an index of peer companies. The peer group consists of six other professional services and information systems companies which provide services and products similar to that of TENERA. The companies included in the peer group are COMARCO, Inc.; STV Group, Inc.; TRC COS, Inc.; URS Corp.; VSE Corp.; and Ray F. Weston, Inc. Information concerning the peer group and the Standard & Poor's Small Cap 600 Index was supplied to the Company by Standard & Poor's Compustat, a division of the McGraw-Hill Companies.

                             [PERFORMANCE GRAPH]

                           [TABULAR DATA IN PLACE OF PERFORMANCE GRAPH]
__________________________________________________________________________________________________

                                                            Indexed Returns
                                         -----------------------------------------------------
                                                 Year Ending December 31,
                            ------------------------------------------------------------------
                             Base
                            Period
    Company Name/Index       1991       1992        1993        1994        1995        1996
__________________________________________________________________________________________________
TENERA, Inc. .............    100     $  66.67    $  73.33    $  36.64    $  49.97    $  36.64
S&P Small Cap 600 Index ..    100       121.04      143.78      136.92      177.94      215.88
Peer Group ...............    100        92.76       70.51       66.16       77.82       80.50
__________________________________________________________________________________________________


(1) Assumes $100 invested on January 1, 1992 in TENERA, L.P. (the Company's "Predecessor Partnership"), S&P Small Cap 600 Index, and the Peer Group, and any dividends that were reinvested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During 1996, the Compensation Committee was composed of Susan T. Cheng, William A. Hasler, and Barry L. Williams. Susan T. Cheng was Treasurer and Vice President of Teknekron Corporation until February 1, 1997. (See "Certain Relationships and Related Transactions.")

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Certain members of management or shareholders of the Company have certain direct or indirect interests in certain transactions involving the Company, separate from their interests as shareholders, as follows:

      (i) The Company had made certain loans to various employees, including officers, generally pursuant to employee benefit plan(s) and generally in connection with the purchase of stock or units. In making loans to officers, the Company held the stock as collateral securing the repayment for such loans. In December 1996, certain terms of the note related to the purchase of stock by an executive officer (Mr. Turnage) in 1988 were renegotiated to provide for a purchase price adjustment on the stock securing the note balance and a corresponding reduction in the note balance. The remaining balance of the note was paid off by the transfer to the Company of the stock purchased by Mr. Turnage in 1988 at the fair market value of the stock as reported on AMEX at the date of the transfer. As a result, a charge of approximately $300,000 was made in 1996 to adjust the price of the stock to the then current fair market value. As of December 31, 1996, the Company had no notes receivable from its executive officers. The largest amount outstanding during 1996 was $347,639.

      (ii) Susan T. Cheng, a director of the Company until her resignation in February 1997, was Treasurer and Vice President of Teknekron Corporation until February 1, 1997. Harvey E. Wagner, is the beneficial owner of approximately 50% of the limited partnership interests in Incline Village, LP, the Company's largest stockholder, and also is the sole stockholder and a director of Teknekron Corporation.

      (iii) Thomas S. Loo, a director of the Company since February 7, 1997, is a partner in the law firm of Bryan Cave LLP, general counsel to the Company and Teknekron Corporation, and is a director of Teknekron Corporation.


      PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1997. Ernst & Young LLP or its predecessor has audited the Company's financial statements since 1985. Representatives of Ernst & Young LLP, expected to be at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


             MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2


                       SHAREHOLDER PROPOSALS FOR 1998

   Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than December 31, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.


              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and more than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during 1996, its officers, directors, and more than ten percent beneficial owners complied with all filing requirements applicable to them.


                        ANNUAL REPORT TO SHAREHOLDERS

   The Company's 1996 Annual Report was previously distributed to shareholders.


                               OTHER BUSINESS

   The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote the same in accordance with their best judgment.


                                 By Order of the Board of Directors


                                  /s/ JEFFREY R. HAZARIAN
                                 ------------------------------------
                                 Jeffrey R. Hazarian
                                 Director, Chief Financial Officer,
                                 Vice President of Finance, and
                                 Corporate Secretary

San Francisco, California
May 30, 1997

                                   ANNEX A

                             FORM OF PROXY CARD


                             FRONT OF PROXY CARD


PROXY

                                TENERA, INC.
                PROXY for 1997 ANNUAL MEETING OF SHAREHOLDERS

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TENERA, INC.

   The undersigned shareholder of TENERA, Inc., a Delaware corporation (the "Company"), hereby appoints Jeffrey R. Hazarian and Michael D. Thomas as the undersigned's proxies, each with full power of substitution to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on Monday, June 30, 1997 at 1:30 p.m., local time, at the One Market building, Spear Tower, Fourth Floor, One Market Street, San Francisco, California, and any adjournments thereof, and to represent and vote as designated on the other side, all of the shares of Common Stock of the Company that the undersigned would be entitled to vote.

   The proxies, and each of them, shall have all the powers that the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Annual Meeting and hereby ratifies and confirms all that the proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation of this proxy, the proxies are authorized to vote in accordance with their best judgment.

   The proxies present at the Annual Meeting, either in person or by substitute (or if only one shall be present and act, then that one), shall vote the shares represented by this proxy in the manner indicated on the other side by the undersigned. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED ON THIS PROXY, IT WILL BE VOTED FOR ITEMS 1 AND 2 SHOWN ON THE OTHER SIDE.

                             BACK OF PROXY CARD

                                                                                      Please mark   -------
                                                                                    your votes as   |     |
                                                                                     indicated in   |  X  |
                                                                                    this example.   -------

Management recommends a vote FOR ALL of the nominees in Item 1.
                                                                       WITHHOLD              WITHHOLD
                                                    FOR all           AUTHORITY             AUTHORITY
                                                     of the       to vote for all of       to vote for
                                                    nominees       the nominees as        one nominee as
                                                  listed below     indicated below        indicated below
Item 1. Election of Directors:                     ----------         ----------            ----------
        (INSTRUCTION: TO WITHHOLD AUTHORITY        |        |         |        |            |        |
        TO VOTE FOR ANY NOMINEE, DRAW A LINE       |        |         |        |            |        |
        THROUGH THAT NOMINEE'S NAME BELOW)         ----------         ----------            ----------

        Robert C. McKay, Jr. -- Class I
        Thomas S. Loo        -- Class II
        Barry L. Williams    -- Class II


Management recommends a vote FOR Item 2.
                                                                     FOR      AGAINST    ABSTAIN
Item 2. Ratification of the appointment of Ernst & Young LLP as    -------    -------    -------
        independent auditors for the Company for the year end-     |     |    |     |    |     |
        ing December 31, 1997                                      -------    -------    -------


Signature of Shareholder(s) __________________________  Date: ________ , 1997
IMPORTANT: In signing this proxy, please sign you name or names on the signature line in the same way as stenciled on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. EACH JOINT OWNER MUST SIGN.
PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED